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                                                                     EXHIBIT 5.1

                          [McGUIREWOODS LLP LETTERHEAD]
                                 April 14, 2003

Board of Directors
Optical Cable Corporation
5290 Concourse Drive
Roanoke, Virginia 24019

Ladies and Gentlemen:

         We have acted as counsel to Optical Cable Corporation (the "Company"), a Virginia corporation, in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement"), to which this opinion is an exhibit. The Registration Statement pertains to the registration of 250,000 common shares of the Company (the "Common Shares") issuable upon exercise of common share purchase warrants issued and to be issued to class members pursuant to a Stipulation of Settlement that was approved by the United States District Court of the Western District of Virginia relating to a consolidated class action lawsuit filed against the Company and some of its current and former officers and directors. The Registration Statement is being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). Terms not otherwise defined herein shall have the meanings assigned to them in the Registration Statement.

         We have reviewed originals or copies of (i) the Amended and Restated Articles of Incorporation, Bylaws and other corporate documents of the Company,
(ii) the Warrant Agreement between the Company and Wachovia Bank, N.A. dated October 24, 2002 (the "Warrant Agreement"), (iii) the Stipulation of Settlement dated October 24, 2002 (the "Stipulation") and (iv) the Registration Statement. In addition, we have reviewed such other documents and have made such legal and factual inquiries as we have deemed necessary or advisable for purposes of rendering the opinions set forth below. Where we have considered it appropriate, as to certain facts we have relied without investigation or analysis of any underlying data contained therein, upon representations of officers or other appropriate representatives of the Company.

         Based on and subject to the foregoing and the further limitations and qualifications hereinafter expressed, we are of the opinion that:

         (1) The Company is validly existing under the laws of the Commonwealth of Virginia; and

         (2) The Common Shares, when issued in accordance with the terms of the Warrant Agreement and the Stipulation, will be, legally issued, fully paid and non-assessable.

         Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us with respect to this opinion under the heading ""Legal Matters" in the prospectus which is a part of such Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                            Very truly yours,



                                            /s/ McGuireWoods LLP